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       As filed with the Securities and Exchange Commission on October 1, 1996



                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    Form N-8A


                           NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                          INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

         Name:  CONSECO FUND GROUP

         Address of Principal
         Business Office:        11825 North Pennsylvania Street
                                       Carmel, Indiana  46032

         Telephone Number:             (317) 817-6300

         Name and Address of Agent for Service of Process:

                                       William P. Latimer, Esquire
                                       11825 North Pennsylvania Street
                                       Carmel, Indiana  46032



   Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
   YES   X    NO






                                    SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, Conseco Fund Group has caused this notification of registration to be duly signed on behalf of the registrant, in the city of Carmel and state of Indiana on the 27th day of September, 1996.

                                       CONSECO FUND GROUP


   (Seal)
                                       By: /s/ Gregory J. Hahn
                                       Gregory J. Hahn



   Attest:     Victoria W. Jefferson
                     Name

               Administrative Assistant
                     Title